Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-262516, 333-239108, 333-238275, and 333-255001 on Form S-3, Nos. 333-225876 and 333-209847 on Form S-1, No. 333-261048 on Form S-4 and Nos. 333-189318, 333-181999, 333-174861, 333-167454, 333-159927, 333-147458 and 333-145795 on Form S-8 of Creative Realities, Inc. of our report dated May 16, 2022, relating to the financial statements of Reflect Systems, Inc. as of December 31, 2021 and 2020 included in this Quarterly Report on Form 10-Q of Creative Realities, Inc. for the three months ended March 31, 2022.

/s/ Baker Tilly US, LLP

Plano, TX

May 16, 2022